                                                                   Exhibit 10.51

  ***OMITTED INFORMATION DENOTED BY ASTERISKS (***) HAS BEEN FILED SEPARATELY WITH THE COMMISSION AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.***


                   CONTRACT FOR SALE AND PURCHASE OF ETHYLENE

     THIS CONTRACT, entered into this first day of January 1995, by and between STERLING CHEMICALS, INC., a Delaware corporation having an office in Houston, Texas, hereinafter called "BUYER", and PHILLIPS CHEMICAL COMPANY, a division of Phillips Petroleum Company, a Delaware corporation with an operating office in Bartlesville, Oklahoma, hereinafter called "SELLER";

WITNESSETH:

In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                   ARTICLE I: SALE AND PURCHASE

     SELLER hereby sells and agrees to deliver and BUYER hereby purchases and agrees to receive and pay for during the period, on the terms and conditions, and at the price hereinafter stated, (***) per contract year of ethylene (plus or minus (***), at BUYER's option) beginning January 1, 1995, and continuing thereafter for the term provided for in Article II below. Deliveries shall be made in approximately equal monthly installments, and in no event shall SELLER be required to deliver or BUYER be required to receive in any month more than (***).

                           ARTICLE II: CONTRACT TERM

     This contract shall be effective January 1, 1995. It shall remain in full force and effect for a primary term of (***) beginning on the effective date, and continuing thereafter, unless and until terminated by either party by the giving of written notice of termination to the other party of at least (***) months in advance of the date of termination specified in such termination notice, which date of termination so specified shall be the last day of the primary term or the last day of any contract year thereafter. As used herein, the term "contract year" refers to the period of (***) commencing January 1, 1995, and to each succeeding twelve-month period.

                              ARTICLE III: PRICE

                                     (***)

                           ARTICLE IV: SPECIFICATIONS
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     All of the ethylene sold and purchased hereunder shall meet the specifications set forth in Exhibit "A" attached hereto and by this reference made a part hereof as fully as though herein set forth at length.

                    ARTICLE V: DELIVERY AND TITLE TRANSFER

     Deliveries of ethylene hereunder shall be made to BUYER at the point of delivery, which shall be the inlet of the first flange of BUYER's pipeline from SELLER's meter, or meter designated by SELLER, in BUYER's Texas City, Texas facility,or other mutually 6 agreed locations. Title and risk of loss shall pass from SELLER to BUYER at said point of delivery.

     BUYER shall have no responsibility or liability on account of anything which may be done, happen or arise with respect to ethylene before delivery, and SELLER shall have no responsibility or liability on account of anything which may be done, happen or arise with respect to ethylene after delivery. SELLER shall bear all costs of transporting the ethylene to said point of delivery, and BUYER shall bear all costs of transporting the ethylene from said point of delivery. Delivery shall be made at the pressure agreed to by BUYER and SELLER, and in a manner typical of industry practices.

                            ARTICLE VI: MEASUREMENT

     SELLER or its designee shall install, maintain, and operate facilities whereby the volume of ethylene delivered by SELLER to BUYER is measured and the temperature and pressure recorded, and BUYER shall grant to or arrange for SELLER or its designee all necessary rights and easements for the installation, maintenance, operation, and removal of said meter and facilities. BUYER shall provide all utilities necessary for the operation of the meter station. BUYER, if it so elects and gives notice of such election to SELLER, shall have the right to observe the periodic recalibration of such meter and facilities, to be made at SELLER's expense as often as necessary but no less frequently than once each month. BUYER may, at its option and at its sole cost and expense, install a check meter at said point of delivery; and in the event it does so, SELLER will furnish BUYER with information to permit BUYER to duplicate SELLER's meter.

     The volume of ethylene delivered by SELLER hereunder each day shall be determined by reference to daily readings of SELLER's meter. For this purpose, a day shall be construed to extend from 7:00 a.m. on one day to 7:00 a.m. on the next succeeding day, and correction factors and calculations from such
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meter readings for the purpose of determining the daily quantities of ethylene delivered hereunder shall conform with procedures mutually agreed upon by the parties. Such daily quantities shall be converted to pounds of ethylene in accordance with the method set forth in Exhibit "B" attached hereto and by this reference made a part hereof as fully as though herein set forth at length.

    In the event representatives of the parties hereto are unable to agree (1) on whether any ethylene delivered hereunder meets the specifications set forth in Article IV hereof, or (2) on the measurement of any ethylene delivered hereunder for which provision is made in this Article Vl, or (3) on the determination of pounds of ethylene delivered hereunder in accordance with the methods prescribed in Exhibit "B", any and all such disputes shall be resolved either by Chas. Martin Inspectors of Petroleum, Inc., or E. W. Saybolt and Company, at the election of the party raising the question, or if neither shall accept the assignment to resolve the dispute, then by such other recognized referee as may be agreed upon by the parties. The decision of such referee with respect to such matters shall be final, conclusive, and binding on each of the parties hereto and the charges of such referee shall be borne equally by the parties.

                      ARTICLE VII: INVOICING AND PAYMENT

     SELLER shall invoice BUYER for ethylene sold and purchased hereunder no more often than once during each calendar month for the preceding months' sales. Such invoices shall be dispatched promptly by SELLER, telegraphically or otherwise, so as to be received by BUYER within three (3) days of the date of invoice. Payment shall be made by BUYER to SELLER on or before the 15th day following the date of each invoice by telegraphic transfer or other means satisfactory to SELLER, of immediately available funds to SELLER's account at such bank or depository as is designated in the invoice. Late payments for purchases shall be assessed a delinquency charge on a daily basis at the rate equivalent to the Chase Manhattan Bank prime rate plus one (1) percent on the unpaid balance (excluding late payments due to SELLER's invoicing errors). In no event shall the delinquency charge exceed the legal maximum.

     It is agreed that SELLER may decline to make deliveries of ethylene under this contract except for cash payable upon delivery whenever SELLER shall have reasonable doubt as to BUYER's financial responsibility and shall so advise BUYER, whereupon BUYER shall have the privilege of satisfying SELLER as to BUYER's financial responsibility. If SELLER is so satisfied, deliveries may be resumed hereunder on the terms provided in the first paragraph of this Article Vll. SELLER may exercise its
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rights under this Article Vll at any time and from time to time during the continuance of this contract.

                              ARTICLE VIII: TAXES

     In addition to the price of ethylene hereunder, BUYER shall assume liability for and pay all taxes associated with the sale, use or delivery of ethylene under this contract, including all new or increased taxes, excise taxes including Superfund taxes, fees, or other charges (but excluding taxes based upon net income, altemative minimum taxable income, excess profits, corporate franchise taxes and property taxes), imposed by any governmental authority upon the sale, use or delivery of the ethylene sold hereunder, including but not limited to, any and all taxes associated with the manufacture of ethylene. If BUYER is exempt from the payment of such taxes, fees or other charges, BUYER shall furnish to SELLER proper exemption certificates to cover the ethylene purchased hereunder. All other taxes, fees or governmental charges shall be for SELLER's account.

                              ARTICLE IX: RECORDS

     To the extent that records of either party are to be used in the administration of this contract, the party whose records are to be used agrees to keep true and correct records pertaining to this contract and all transactions related thereto and to maintain such records for a period of at least two (2) years after termination of this contract. On written request by either party and at such party's expense, such party may have a firm of independent certified public accountants audit any and all such records of the other party at any time or from time to time for the purpose of confirming the accuracy of such records and the manner in which such records have been used in the administration of this contract; provided, however, that such accountants shall not disclose to the party requesting the audit any information obtained during such audit and shall only report to such party the results of the audit and whether same shows compliance with the terms of this contract, or as the case may be, the respects in detail in which the terms of this contract have not been complied with. The right to audit such records shall expire two (2) years after termination of this contract.

                               ARTICLE X: NOTICES

     All notices provided for herein shall be considered as properly given if in writing and delivered personally or sent by overnight courier, telex, telefax, or registered or certified mail return receipt requested and postage prepaid, duly directed to the post office addresses of the parties hereto:

BUYER:    Sterling Chemical, Inc.
          1200 Smith Street, Suite 1900
          Houston, Texas 770024312
          Attn: Director-Commercial
          Telefax: (713)-654-9551

SELLER:   Phillips Chemical Company,
            a division of Phillips
            Petroleum Company
          8 Adams Building
          Bartlesville, Oklahoma 74004
          Attn: Ethylene Director
          Telefax: (918)-662-1016

or at such other address as either party shall from time to time designate for the purpose by registered or certified letter, properly addressed, with sufficient postage prepaid and return receipt requested, addressed to the other party. The date of service of a notice served by mail shall be the date on which such notice is received as shown by a green receipt card from the United States Post Office or other messenger service. The date of service of a notice transmitted by any other means shall be the date received.

                              ARTICLE XI: CLAIMS

    No claim of any kind, whether as to ethylene delivered (whether or not conforming to specifications) or for nondelivery of ethylene and whether or not based on negligence, shall be greater in amount than the purchase price of the ethylene in respect of which such claim is made. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER OR NOT CAUSED BY OR RESULTING FROM THE NEGLIGENCE OF THE PARTY IN THE PERFORMANCE OF DUTIES UNDER THIS CONTRACT. BUYER shall notify SELLER within forty (40) days of date of delivery of any claim, and failure of BUYER to make such claim within forty (40) days shall operate as a waiver of any claim.

                          ARTICLE XII: FORCE MAJEURE

     No liability (except payment by BUYER for ethylene sold hereunder) shall result to either party from delay in performance or nonperformance arising from any cause or causes reasonably beyond the control of the party affected, including but not limited to the following, which shall be deemed to be beyond the reasonable control of such party: acts of God; fire, flood, war, accident; labor trouble (from whatever cause); shortage of or inability to obtain any goods deliverable hereunder or raw materials therefor from such party's existing or intended sources of supply; shortage of or inability to obtain equipment or transportation; or compliance with any law, regulation, order, direction or request made by governmental authority or person purporting to act therefor.

     When such cause or causes result in a reduction in the amount of ethylene available from SELLER's production facilities, SELLER shall allocate its available supply of ethylene among its contract customers, and among its own operations (including its subsidiaries and affiliated companies), on a pro-rata basis using average annual volume commitments, where ranges exist, as a reference point. Deliveries pursuant to such allocation shall be in complete discharge of SELLER's obligation hereunder for so long as such cause or causes continue.

     When such cause or causes result in a reduction in the amount of ethylene that is consumed at BUYER's facilities, BUYER shall allocate its available ethylene consumption capacity among its contract suppliers, including affiliates of BUYER, on a pro-rata basis using average annual volume commitments, where ranges exist, as a reference point. Purchases pursuant to such allocation shall be in complete discharge of BUYER's obligation hereunder for so long as such cause or causes continue. Deficiencies in deliveries of ethylene hereunder by reason of any such cause or causes shall be canceled from the contract with no liability to either party therefor.

     If a Force Majeure declaration by SELLER meets the following uiteria, then BUYER shall have an alternate supply option. The Force Majeure declaration must be in effect for more than (***), and the allocation level must be considered to be a significant reduction in the supply to BUYER (an allocation of (***) or less of the contract commitment provided in Article I without regard to (***) to activate the alternate supply option. With written notification of thirty (30) days prior to the end of the (***) period, BUYER may request an alternate supply or release from the volume commitment for the remaining term of the contract for the amount affected by Force Majeure. SELLER then has (***) from receipt of BUYER's notification to respond to BUYER with the following options:
    (a) SELLER may satisfy BUYER's minimum remaining monthly contractual quantity (excluding volume under Force Majeure for the ninety (90) day period set forth above) through means outside SELLER's normal supply channels, such as outside ethylene purchases, loans, or exchanges, at a cost to BUYER equivalent to the price under this contract, or SELLER may supply ethylbenzene containing an equivalent quantity of ethylene at an agreed upon price.
    (b) If SELLER and BUYER cannot agree to a mutually acceptable supply option under subparagraph (a), then BUYER is released from the volume obligation for the amount covered by the Force Majeure declaration for the remaining period of the contract. The contract volume in effect at the end of the (***) period shall then become the volume commitment set out in Article I above (***).

     A party affected by force majeure shall promptly notify the other party (and shall confirm such notification in writing) explaining the date such event commenced and the nature, details and expected duration thereof. The affected party shall advise the other from time to time as to progress in remedying the force majeure situation and as to the time when the affected party expects to resume the performance of its obligations and shall notify the other as to the expiration of any such event as soon as the affected party knows thQ date thereof.

                             ARTICLE XIII: WAIVERS

     The right of either party to require strict performance by the other party of any or all obligations imposed upon such other party by this contract shall not in any way be affected by previous waiver forbearance or course of dealing.

                            ARTICLE XIV: WARRANTIES

     SELLER warrants    that all ethylene delivered hereunder will comply with
the specifications set forth in Exhibit "A", that said ethylene will have been produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and that SELLER will convey good title thereto.

     THE FOREGOING WARRANTIES ARE EXCLUSIVE, AND ARE IN LIEU OF ALL OTHER WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                           ARTICLE XV: ASSIGNABILITY

     All of the terms, conditions, and provisions hereof shall extend to and be binding upon the respective parties hereto, their successors and assigns; provided, however, that neither party shall assign this contract or any interest herein without the prior written consent of the other party; except that either party may, without the consent of the other, assign this contract or any interest herein to any company of which it is a subsidiary or to any fifty percent (50%) or more owned subsidiary or affiliated company (but in such event, the party assigning shall not be relieved of its primary liability hereunder to the other party hereto), or to a corporation with which such party merges or to which such party's assets used in the performance hereunder shall be sold and conveyed during the term hereof. However, BUYER has the right to assign this Contract to any party acquiring all or substantially all of BUYER's assets or styrene facility (located in Texas City, Texas).

                       ARTICLE XVI: ENTIRETY OF AGREEMENT

     This instrument contains the entire agreement between the parties hereto regarding the sale, purchase and delivery of ethylene during the period provided herein; and all prior promises, agreements or warranties, written or verbal, shall be cancelled and superseded hereby and shall be of no further force or effect unless embodied herein. No modifications of this contract shall be valid unless in writing and signed by both parties, and no modifications shall be effected by the acknowledgment or acceptance of any purchase orders or printed forms containing different conditions.

                          ARTICLE XVII: APPLICABLE LAW

     The validity, interpretation and performance of this contract shall be governed by the laws of the State of Texas. IN WITNESS WHEREOF, this contract is executed in duplicate for each party by and through its respective officers duly authorized, as of the date first above written.

PHILLIPS CHEMICAL COMPANY,
     A DIVISION OF
     PHILLIPS PETROLEUM COMPANY
By: /s/ Guy Sutherland
(Guy Sutherland)
Title: Sr. V.P.
KGK mpH/sterconU April 3,1995


STERLING CHEMICAL. INC.
BY: /s/ Robert W. Roten
(Robert W. Roten)
Title: Executive V.P. and Chief Operating Officer

EXHIBIT A

PHILLIPS CHEMICAL COMPANY
ETHYLENE PRODUCT SPECIFICATION


PROPERTY               UNITS    MINIMUM    MAXIMUM     TEST METHOD
Ethylene Purity        mol%      99.85%                GC
Ethane                 ppm mol               1500      PPC 6605-AG-1
Methane                ppm mol               1000      PPC 6605-AG-1
Acetylene              ppm mol                 5       PPC 8705-AG
Alcohols as Methanol   ppm wt                 20       PPC 6605-AG
Carbon Dioxide         ppm mol                10       PPC 6605-AG-1
Carbon Monoxide        ppm mol                 5       PPC 6605-AG-1
Hydrogen               ppm mol                 5       PPC 6605-AG-1
Other Olefins          ppm mol                100      PPC 6605-AG-1
Oxygen                 ppm mol                 5       PPC 6605-AG-1
Total Sulfur           ppm wt                  2       ASTM D-3246
Water                  ppm wt                  5       PPC 6316 EK

                                   EXHIBIT B
Method of Conversion of Volumes of Ethylene to Pounds of Ethylene.

The pounds of ethylene delivered daily shall be determined in accordance with the method outlined in the booklet entitled "Phillips Chemical Company Ethylene Flow Measurement Manual" as revised January 1, 1985. The methods of gas flow measurement and the methods of gas volume computation outlined in the manual referred to above will be controlling; provided, however, that revisions in the aforesaid manual may be made at any time during the life of this contract upon agreement by both parties.